Exhibit 2.5

SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS SECOND AMENDMENT TO MEMBERSHIP INTEREST PURCHASE
AGREEMENT (“Second Amendment”) is entered into as of December 16, 2025 (the “Second Amendment Effective Date”), by and among Biohaven Therapeutics Ltd. (“Buyer”), Biohaven Ltd., a British Virgin Islands company (“Parent”), Biohaven Pharmaceuticals, Inc. (“BPI”, and together with Buyer and Parent, the “Buyer Parties”), and Knopp Biosciences LLC, a Delaware limited liability company (“Seller”). Each of Buyer, Parent, BPI, and Seller is individually a “Party” and collectively, they are the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Amended Agreement (as defined below).

WITNESSETH

WHEREAS, on February 24, 2022, Buyer, Seller, Channel Biosciences, LLC (the “Company”), and Biohaven Pharmaceutical Holding Company Ltd. (“Holding”) entered into that certain Membership Interest Purchase Agreement, dated as of February 24, 2022 (the “Original Agreement”), pursuant to which Buyer purchased the issued and outstanding membership interests of the Company from Seller and Holding guaranteed certain obligations of Buyer under the Original Agreement;

WHEREAS, Parent is the successor to Holding and is responsible for Holding’s obligations thereunder;

WHEREAS, the Parties entered into the Amendment to the Original Agreement, dated as of May 1, 2024 (the “First Amendment” and, the Original Agreement as modified by the First Agreement, the “Amended Agreement”);

WHEREAS, the Amended Agreement provides for certain contingent and true-up payments by Buyer to Seller;

WHEREAS, Seller delivered to Buyer the notice contemplated in Section 2.5.1(b)(i) of the Amended Agreement on December 2, 2025, which was during the 2025 True-Up Request Period;

WHEREAS, the Parties desire to revise the date on which the 2025 True-Up Payment, in the amount of $42,389,582.65, is due; and

WHEREAS, the Parties wish to modify and amend the Amended Agreement in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

1.Recitals. The recitals set forth above are incorporated into and made a part of this Amendment.

2.References. All references in the Amended Agreement to “this Agreement,” “hereof,” “herein,” or words of similar import shall, from and after the Second Amendment Effective Date, be deemed to refer to the Amended Agreement as amended by this Second Amendment.
3.Amendment of 2025 True-Up Procedure. Section 2.5.1(b)(i) of the Amended Agreement is hereby amended and restated as follows:
(b)    (i)    If Seller continues to own any 2025 Additional Consideration Shares on December 1, 2025, it may deliver written notice to Buyer on December 1, 2025 or within five Business Days thereafter (the “2025 True-Up Request Period”) requesting a one-time payment from Buyer (the “2025 True-Up Payment”) in an amount equal to (i) the number of 2025 Additional Consideration Shares held by Seller at the end of the day on December 1, 2025, multiplied by (ii)(A) the 2025 Reference Price, minus (B) the sum of
(I) the Market Price of the Parent Shares as of December 1, 2025, plus (II) the aggregate amount of cash dividends declared in respect of each Parent Share with a record date between the first anniversary of the Amendment Effective Date and December 1, 2025; provided, that notwithstanding the foregoing, the 2025 True-Up Payment amount shall be reduced by the product of (X) the amount (if any) by which the volume-weighted average sales price of all 2025 Additional Consideration Shares sold prior to December 1, 2025 exceeded the 2025 Reference Price, multiplied by (Y) the number of 2025 Additional Consideration Shares sold on or prior to December 1, 2025. If such notice is received during the 2025 True-Up Request Period, Buyer shall promptly, and in any event no later than January 15, 2026, pay, or cause to be paid, the 2025 True-Up Payment to Seller in cash in accordance with the instructions set forth in the Funds Flow Memorandum (as may be updated by Seller in a written notice followed by oral confirmation); provided, that the 2025 True-Up Payment shall only be available to Seller if at no time between the Amendment Effective Date and December 16, 2025 has Seller or any of its Subsidiaries maintained any short position in the Parent Shares or entered into any other derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of Parent Shares (the “2025 No-Hedging Condition”). The 2025 True-Up Payment, if any, shall be treated as adjustments to the consideration paid pursuant to the Transactions for Tax purposes. The 2025 True-Up Payment shall be increased by 1% of the 2025 True-Up Payment, as calculated above, per month, calculated daily for each day beginning on December 17, 2025 that the 2025 True-Up Payment is not paid to Seller in full.
4.Representations and Warranties. Each Party hereby reaffirms as of the Second Amendment Effective Date its representations and warranties set forth in the Amended Agreement, to the extent applicable and solely as they relate to such Party’s execution, delivery, and performance of this Second Amendment.
5.Miscellaneous.
(a)Except as expressly provided in this Second Amendment, the other terms and conditions of the Amended Agreement are hereby ratified, affirmed and confirmed in all respects and shall remain in full force and effect.

(b)Sections 9.1, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.9, 9.10, and 9.11 of the Amended Agreement are incorporated herein mutatis mutandis and shall apply to this Second Amendment as though fully set forth herein.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the Second Amendment Effective Date.

BIOHAVEN THERAPEUTICS LTD.
By: /s/ Matt Buten
Name: Matt Buten
Title: Treasurer

BIOHAVEN LTD.
By: /s/ Vlad Coric, M.D.
Name: Vlad Coric, M.D.
Title: CEO

BIOHAVEN PHARMACEUTICALS, INC.
By: /s/ Warren Volles
Name: Warren Volles
Title: Chief Legal Officer

KNOPP BIOSCIENCES LLC
By: /s/ Frank J. Lucchino Jr.
Name: Frank J. Lucchino Jr.
Title: President

[Signature Page to Second Amendment]